CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Endurance Series Trust and to the use of our report dated March 22, 2013 on the March 19, 2013 financial statements of Gator Focus Fund, a series of shares of beneficial interest of Endurance Series Trust.  Such financial statements are incorporated by reference in Part C of Form N-1A - Other Information.

BBD, LLP

Philadelphia, Pennsylvania

October 31, 2013